Exhibit 99.1

Saga Communications, Inc.

Board Refreshment Continues Naming

Gregg Sutherland to Board of Directors

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – October 1, 2025 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “Saga,” “we” or “our”) announced today the increase of its number of board members to eight and the appointment of Gregg Sutherland to its Board of Directors.

Mr. Sutherland was previously a Senior Partner at Ernst & Young where he served as the Strategy Consulting Practice Leader, Global and Americas. He was recently appointed as Chair of G2M Insights’ Board of Advisors. He previously served on the Board of Directors at Buckman Laboratories until it was sold to Pritzker Private Capital earlier this year. He holds an MBA from The Wharton School and earned Board Director certification through the National Association of Corporate Directors.

Saga has previously announced its commitment to refreshing the Company’s Board of Directors including adding Michael Scafidi to the Board at the 2025 Annual Shareholder Meeting earlier this year. With Mr. Sutherland’s appointment Saga will increase the size of its Board to 8. Saga’s intent is to return the number of board members to 7 at our 2026 Annual Shareholder Meeting.

Chris Forgy, Saga’s President and CEO stated, “We are delighted to welcome Gregg to Saga’s Board of Directors. Gregg brings a unique blend of boardroom, financial and operations acumen to our board. Saga’s recent additions to the board will greatly assist as we scale our digital and other vertical initiatives.”

Saga is a media company whose business is devoted to acquiring, developing, and operating broadcast properties with a focus on providing opportunities complimentary to our core radio business including digital, e-commerce, local on-line news services, and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 28 markets, including 82 FM and 31 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.